Exhibit 5.1
November 11, 2009
Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, GA 30022
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
You have requested our opinion, as special counsel to Schweitzer-Mauduit International, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 2,070,000 shares of the Company’s common stock, par value $0.10 (the “Shares”), including an option granted to the underwriters to purchase up to 270,000 additional shares of common stock, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-162991) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated November 9, 2009 (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”). This opinion is being provided at your request for incorporation by reference into the Registration Statement.
In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.
Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by you in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
We are, in this opinion, opining only on the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal law of the United States. We are not opining on “blue sky” or other state securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement, the Prospectus and in any amendment or supplement thereto. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

Very truly yours,
/s/ Troutman Sanders LLP